Blue Sphere Corporation S-1/A

Exhibit 10.46

PLANT EBITDA GUARANTEE AGREEMENT

Entered on the date of ______, 2015

Between

AUSTEP S.p.A. (“Austep”) registered identification number [ ] a company incorporated under the laws of Italy, with registered office in [ ], represented by its legal representative [ ];

and

[ ] registered identification number a company incorporated under the laws of Italy, with registered office in [ ] represented by its legal representative [ ] (the “SPV”);

(AUSTEP and SPV will be referred to under this Agreement individually as a “Party” and together as the “Parties”)

WHEREAS

a)

Austep is an Italian based technology provider and an EPC contractor of biogas plants, specializing in the design, construction, operation and the servicing of anaerobic digestion plants within Italy and worldwide;

b)

the SPV is an Italian limited liability company controlled indirectly through its Italian subsidiary Bluesphere Italy S.r.l. by Bluesphere Corporation (“Bluesphere”), a company specializing in the Waste-to-Energy (W2E) industry;

c)

the SPV owns an already built and under operation anaerobic digestion plant (hereinafter the “AD Plant” or “Plant”), located in [ ] which has been built and commissioned prior to 31st of December 2012, based on the subsidizing policy then existing, of 280 €/Mwh feed in tariff, valid for 15 (fifteen) years as of [ ] under the PPA in force;

d)

the AD Plant is capable of producing up to 999kw/h of electricity and heat, based on the above feed in tariff;

e)

Austep and Blusphere have entered into a Framework EBIDTA Guaranteed Agreement on [ ] in order to establish the general rules to be applied to the maintenance and operation activities to be performed by Austep to certain AD Plants owned by Bluesphere’s Italian subsidiaries and in order to guarantee the agreed Plant EBIDTA to Bluesphere and each SPV, by Austep;

f)

the SPV and Bluesphere Italy S.r.l. (“BI” and the “Purchaser”, respectively) are interested in securing the future EBITDA of the Plant, its operation, technical state and function and benefit of the rules established in the Framework Guaranteed EBITDA Agreement;

g)

Austep, due to its in-depth expertise in operating and servicing such Plants, and based on an inspection and a technical due diligence process of the AD Plant owned by the SPV conducted by Austep, states that, under its strict and in-depth operational supervision of the AD Plant, it is willing to guarantee a certain EBITDA of the Plant up to the end of the Power Purchase Agreement period and enter into this Agreement;

Now, therefore,

the Parties have agreed to enter into this Agreement setting the terms and conditions for the operation of the SPV’s AD Plant and the guaranteed Plant EBITDA:

1.

Preambles, Annexes and Interpretation

1.1.

The Preambles to this Agreement and its Annexes comprise an integral part thereof.

2.

Definitions

For purpose of this Agreement, the following terms, set alphabetically, have the meanings set forth below:

2.1.

“AD Plant” or “Plant” – the anaerobic digestion plant located in [ ], owned by the SPV;

2.2.

“Agreement” – this Plant EBITDA Guarantee Agreement entered into between Austep and the SPV;

2.3.

“Annual EBITDA Review Process” – a review process performed at the end of each calendar year for the determination of the annual EBITDA as set forth in Section 6 herein;

2.4.

“EBITDA” – an accounting-based term meaning earnings before interest, tax, depreciation, and amortization of the reviewed or inspected entity, based on generally accepted accounting principles as specified in Annex A to this Agreement;

2.5.

“Expiration Date of the Power Purchase Agreement” – [ ]

2.6.

“Event of Force Majeure” – as defined in Section 14;

2.7.

“GSE” - Gestore dei Sistemi Energetici;

2.8.

“Guaranteed Plant EBITDA” – the Plant EBITDA which Austep guarantees to the Plant for the period beginning at the end of the Initial Period and ending at the Expiration Date of the Power Purchase Agreement as set forth in Annex B;

2.9.

“Initial Expected Plant EBITDA” – the Plant EBITDA which Austep expects to be able to reach for the Plant for the Initial Period as set forth in Annex B;

2.10.

“Initial Period”- a period of 6 (six) months, starting on the date of execution of this Agreement;

2.11.

“Power Purchase Agreement” – the Power Purchase Agreement in force for the Plant between GSE and the SPV;

2.12.

“Purchaser” – BI, the Italian subsidiary of Bluesphere Corporation who purchased the SPV and became the controlling entity of the SPV;

2.13.

“Regulatory Requirements” - all regulatory provisions, instructions, permits, and licenses, pertaining to the operation and maintenance of the Plant, as may be applicable from time to time, including without limitation, treatment of sewage, land and air pollution, emission standards, noise regulation, biomass stock PPA requirements etc.;

2.14.

“Term” – as defined in Section 7 below.

3.

Austep DD and Report

3.1.

Austep represents that, during the due diligence process that preceded the acquisition by BI of a controlling participation in the SPV, it has performed a technical due diligence of the Plant and it has prepared and delivered to Bluesphere and the Purchaser the technical report (the “Austep DD Report” or the “Report”) attached hereto under Annex B covering the following issues:

3.1.1.

a technical review of the Plant covering the existing technology used in the Plant;

3.1.2.

an analysis of the expected lifespan of the different components used in the Plant;

3.1.3.

the expected service and maintenance costs of the Plant;

3.1.4.

the necessary improvements to be performed in order to reach the Guaranteed Plant EBITDA and the technical description of the required improvements and their expected budget. To dispel any doubt, the improvements suggested by Austep for Bluesphere’s approval shall contemplate the repair of any deficiency in the original construction of the Plant, to meet all applicable Regulatory Requirements in force at the date of the release of the Report and to ensure the operation of the Plant in compliance with the technology provider manual of operation;

3.1.5.

the necessary improvements – if any – to be performed in order to reach the formal full compliance of the Plant with all applicable Regulatory Requirements; and

3.1.6.

the Initial Expected Plant EBITDA and the Guaranteed Plant EBITDA.

3.2.

It is agreed between the Parties that expenses arising from new regulation entered into force following the date of the provision of the Report and any expenses and/or costs deriving directly from an Event of Force Majeure shall not be covered under the definition of the Guaranteed Plant EBITDA.

3.3.

Furthermore, Austep hereby confirms that, subject to full completion of the improvements evidenced in the Report as provided by Section 3.1.5 above, the Plant is formally in full compliance with all applicable Regulatory Requirements in force as of the Report date.

4.

Plant’s operation

Plant’s operation during the Initial Period

4.1.

Annex B and Annex C of this Agreement contain, respectively: i) the Initial Expected Plant EBITDA agreed upon between the Parties and ; ii) the technical report which includes, without limitation, the improvements to be carried by Austep in accordance with Sections 3.1.4 and 3.1.5 above and iii) the periodic maintenance programme of the Plant;

4.2.

During the Initial Period payments due to Austep, shall be made only from proceeds received from GSE for the electricity generated in the Plant during the period corresponding to that of each applicable Invoice issued by Austep. .

4.3.

Austep hereby undertakes that the implementation of the recommended improvements, the new recipes, and the changes in the feed in process and in the operation necessary to reach the Guaranteed Plant EBITDA shall not last more than the Initial Period.

Plant’s operation after the Initial Period

4.4.

Annex B of this Agreement contains the agreed Plant’s turnover and the Guaranteed Plant EBITDA.

Austep remuneration

4.5.

Austep, at the end of each calendar month, shall invoice the SPV the monthly amount calculated as indicated in Annex A (“Austep Remuneration”), for the Plant’s operation, services and maintenance – which shall include feed-in substrate, equipment and all periodic, preventive and breakdown maintenance, treatments, and services (such as overhaul, repair of generators and engines, and of any other system in the Plant, regardless of the cause or reason for the breakage), as will be set forth in a periodic maintenance programme, as indicated in Annex C.

4.6.

Austep’s monthly invoices shall be paid by the SPV for work and expenses actually performed and incurred by Austep within 60 (sixty) days from invoice date, subject to the provision of Section 4.10 and in any event no more than 7 (seven) days following the date on which the SPV actually receives the applicable payment from GSE for the month corresponding to that for which each such invoice was issued, with the exception of an amount equal to the VAT accrued on each invoice, up to an aggregate maximum amount of € 170,000.00 (“Delayed Amount”), that will be paid within 18 (eighteen) months from the payment date of each invoice, and according to procedure indicated in following Section 8.7. Need to compare to the FEGA

4.7.

At the end of each calendar year the Parties shall conduct the Annual EBITDA Review Process, as specified in Section 6 hereinafter and act accordingly, without derogating from Section 4.9 hereinafter.

4.8.

Notwithstanding the above, at the end of the first month of activity, Austep will be entitled to issue an invoice for the overall Austep Remuneration amount provided under Section 4.4. for the first 4 (four) months of operation, (the “First Invoice”). The payment terms of the First Invoice, subject to the applicable Delayed Amount provided pursuant to Section 4.5, shall be: ¼ at 60 (sixty) days invoice date, ¼ at 90 (ninety) days invoice date, ¼ at 120 (onehundredtwenty) days invoice date and ¼ at 150 (onehundredfifty) days invoice date all subject to section 4.10 and provided, however, that the payments received by the relevant Plant SPV from GSE are sufficient to cover each relevant payment instalment. The First Invoice amount shall be adjusted prior to payment of each instalment to reflect the actual work and expenses performed and incurred by Austep during the period corresponding to the applicable instalment. Should Austep choose to request a short term financial advance on the First Invoice, the SPV shall bear and reimburse to Austep the interest accrued on the financing and charged by the financing entity, estimated at approximately € 2,500.00 and all subject to the advance written approval of the SPV.

4.9.

Austep Remuneration shall be the sole payment to Austep for all its costs, expenses, services etc. Austep will not be entitled to any additional payment whatsoever.

4.10.

To dispel any doubt, all payments due to Austep shall be made only from proceeds received from GSE for the generation of electricity during the period corresponding to that of such invoice in the Plant and, after the Initial Period, following and subject to first securing the Guaranteed Plant EBITDA to the SPV. In the event the payments received from GSE are not sufficient to cover both the Guaranteed Plant EBITDA and the payments to Austep, and provided that such insufficiency of payments does not result from Austep’s fault, those payments to Austep - as may be available after full coverage of the Guaranteed EBITDA - shall be postponed until the proceeds received from GSE shall enable to cover the Guaranteed Plant EBITDA (the “Postponed Payments”).

5.

Austep’s Obligations

5.1.

Under this Agreement Austep shall become the sole responsible party for the operation, maintenance and supervision of the Plant, including but not limited to the supply of substrates thereof, to the equipment and all periodic, preventive and breakdown maintenance, treatments, and services (such as overhaul; repair of generators and engines, and of any other system in the Plant, regardless of the cause or reason for the breakage), as indicated in the periodic maintenance programme enclosed herewith under Annex C.

5.1.1.

During the Initial Period, the Initial Expected Plant EBITDA provided for in Annex B shall apply and Austep warrants and undertakes to implement the improvements approved by the SPV and the new recipe for reaching the Guaranteed Plant EBITDA, as specified in the Report attached hereto under Annex B.

5.1.2.

Following the Initial Period and until the Expiration Date of the Power Purchase Agreement, Austep warrants and undertakes that the Plant shall meet the Guaranteed Plant EBITDA, and Austep shall have no right to claim for additional charges exceeding those specified in this Agreement for the purpose of complying with the Guaranteed Plant EBITDA, and for any other purposes other than for an Event of Force Majeure or changes of regulations which have been introduced following the Report date, unless agreed in writing between the Parties of this Agreement.

5.1.3.

Austep represents and warrants that it shall operate the Plant in best practices and a prudent manner, and in full compliance with all the technical requirements of the equipment manufacturers and suppliers and all rules and Regulatory Requirements, including but not limited to, health and safety regulations, environmental regulations, covenants and obligations stipulated in the permits granted to the SPV for the construction and operation of the Plant.

5.1.4.

The representatives of the SPV, of the Purchaser and of Bluesphere shall, on every visit to the Plant site, comply with the safety regulations and will notify Austep in writing, and in advance of their intention to visit the Plant site.

5.1.5.

During the term of the Agreement, Austep will provide the SPV with all data and materials of the AD plant.

5.1.6.

In addition, and without derogating from any of Austep’s obligations and liabilities according this Agreement and any applicable law, the SPV, through its appointed representatives, shall perform supervisions from time to time at SPV’s sole discretion and as it sees fit, provided that such supervisions shall not delay or obstruct the regular operation of the Plant, and as much as possible shall be performed during regular working days and hours.

5.1.7.

During the term of this Agreement, Austep will operate the Plant with sufficient and qualified manpower to ensure the proper and ongoing operation of the Plant and it will supply the feed in substrates.

5.1.8.

Austep shall promptly inform in writing the SPV of the entrance into force of any new rule and/or Regulatory Requirements that may affect the Plant operation specifying the implications of the change and recommending actions that need to be taken including improvements to be made to the Plant in order to comply with the new requirements and their costs. Once obtained the SPV approval, Austep shall perform the indicated improvements and SPV shall reimburse the costs to Austep at the conditions agreed between the Parties. Should the SPV not approve the improvements, Austep will be exempted from full compliance liability provided for in Section 5.1.9 hereinafter.

5.1.9.

To dispel any doubt, and without derogating from the aforesaid, Austep shall bear the sole and complete responsibility for full compliance with any and all Regulatory Requirements pertaining to the operation of the Plant, as applicable from time to time and will be responsible to pay any fines imposed by the authorities for lack of compliance.

6.

Annual EBITDA Review Process

6.1.

The Guaranteed Plant EBITDA specified in Annex B shall be subject to the annual review process specified in the following paragraphs of this Section.

6.2.

The SPV, no later than 60 days following the end of each calendar year, shall deliver to Austep the Plant financial statements of the preceding year, audited by an auditor appointed by the SPV and a report showing the calculation of the Plant EBIDTA and Austep Remuneration according to Annex A and Annex B (“EBITDA Reports”). Austep shall review the EBITDA Reports prepared by the nominated auditor, and shall have the right to contest, if it is the case, the Plant EBITDA as presented by the nominated auditor according to the procedure indicated in the following paragraphs of this Section.

6.3.

Austep shall review the results of operation of the Plant as presented in the EBITDA Reports and:

6.3.1.

No later than 14 days from receipt of the EBITDA Reports, Austep shall: i) either approve the EBITDA Reports or ii) send to the SPV, with copy to the Purchaser and Bluesphere, a written report and explanations detailing the amounts to be excluded from, or added to the Plant EBITDA, if at all. In the event that no communication is received from Austep by the SPV within the above deadline, the EBITDA Reports shall be considered approved and the Plant EBITDA calculation contained therein shall be binding for the Parties.

6.3.2.

In the event that the SPV does not agree with the conclusion of Austep’s report sent pursuant Section 6.3.1 above, the Parties shall meet within 10 (ten) days from the receipt by the SPV of Austep’s report. If the Parties are unable to agree on the amount of the Plant EBITDA and the expenses to be included or excluded thereof within 7 days from the first meeting, a CPA of Ernst Young accounting firm, in Milan, Italy, shall be appointed as a ruler (hereinafter the “Ruler”) to quantify the amount of the Plant EBITDA, based on the guidelines specified under this Guaranteed Plant EBITDA Agreement. The Ruler’s decision shall be in writing in English language and it shall be communicated to each Party within 14 working days following his nomination. The Ruler’s decision shall be final and binding on the Parties. The Parties shall bear the costs of the Ruler on a 50/50 basis.

6.3.3.

If the Plant EBITDA indicated in the EBITDA Report and agreed between the Parties, or as quantified by the Ruler is lower than the Guaranteed Plant EBITDA specified in Annex B of this Agreement, Austep shall, within 60 (sixty) days following the date of the final quantification of the Plant EBITDA, reimburse the SPV for the missing amount of Guaranteed Plant EBITDA or, at Bluesphere’s and at Purchaser’ sole discretion, the SPV shall receive the above amount, in whole or in part, by assignment of any payment due to Austep from one or more other Plant SPV owned by the Purchaser or Bluesphere who have entered into a similar Guaranteed Plant EBITDA Agreement with Austep.

6.3.4.

If the Plant EBITDA indicated in the EBITDA Reports and agreed between the Parties, or as quantified by the Ruler, is higher than the Guaranteed Plant EBITDA specified in Annex B of this Agreement (the “Yearly Positive Difference”), the SPV shall, within 60 (sixty) days following the date of final quantification of the Plant EBITDA, reimburse Austep for 90% of the Yearly Positive Difference. Notwithstanding the above, in the event that Austep shall accumulate any Postponed Payments, as set forth in Section 4.7, the SPV’s quota of the Yearly Positive Difference shall first be utilized for the payment of the Postponed Payments, and the remaining balance of the SPV’s quota of the Yearly Positive Difference shall remain finally for the SPV.

6.3.5.

To dispel any doubt, all payments due to Austep shall be made only from proceeds received from GSE for the generation of electricity in the Plant and following and subject to first securing the Guaranteed Plant EBITDA to the SPV. In the event the payments received from GSE are not sufficient to cover both the Guaranteed Plant EBITDA and the payments to Austep, and provided that such insufficiency of payments does not result from Austep’s fault, those payments to Austep - as may be available after full coverage of the Guaranteed EBITDA and the setoff mechanism mentioned in Section 9 hereinbelow, shall be postponed until the proceeds received from GSE shall enable to cover the Postponed Payments of all SPVs as detailed in Annex D.

6.4.

For clarity sake, payments of all operational costs, including all those detailed in Sections 4.4 and 4.5 above and costs of a commonly used insurance policy covering theft, machinery breakdown and business interruption, as accustomed in the industry shall be fully covered by Austep Remuneration and should not be deducted from any of the Plant Guaranteed EBITDA.

6.5.

It is also agreed that in the calculation of the Guaranteed Plant EBITDA the costs relating to the Plant financing (including any financial leasing activated for the construction of the Plant) and management fee due to the owners of the Plant, the rent or, in general, any consideration to be paid for the use of the land where the Plant is located and which is not owned by the SPV, if any, shall be excluded, all as better specified in detail in Annex A.

6.6.

The Purchaser irrevocably, primarily and unconditionally guarantees to Austep all payments – including any Postponed Payments – due to Austep by the SPV under this Agreement, which may be due to Austep, subject to full coverage of the Guaranteed Plant EBITDA, subject to the offset mechanism provided for by Section 9 and provided that Austep has sent a written notice of claim to the SPV with a copy to the Purchaser and the SPV has not reacted within 15 (fifteen) business days of receipt of the written notice.

6.7.

The SPV hereby undertakes to cover all direct costs and expenses of attorneys’ fees, incurred by Austep in the event the SPV does not transfer to Austep payments due to it in accordance with the provisions of this Agreement, provided that:

6.7.1.

Austep has sent a written notice of claim to the SPV and the Plant SPV has not complied within 15 (fifteen) business days of receipt of the written notice; and

6.7.2.

such abovementioned costs and expenses have been awarded to Austep as a result of the arbitration procedure provided for by this Agreement.

7.

Term and Termination of the Agreement

7.1.

This Agreement shall come into effect on the signing by both Parties and terminate at the Expiration Date of the Power Purchase Agreement (the “Term”).

7.2.

The Parties hereby agree that during the Term of this Agreement, but not before the elapse of 3 (three) years from the date of execution of this Agreement, Austep will have the right to terminate this Agreement only if:

7.2.1.

it has offered the SPV an alternative solution to operate the Plant under the same or better terms; and

7.2.2.

the SPV has given its written consent for the alternative solution, which will not be unreasonably refused.

7.3.

Notwithstanding any other provision of this Agreement, the SPV is entitled to terminate this Agreement before the conclusion of its Term by sending a written communication to Austep with 15 (fifteen) days’ notice, in the event Austep becomes bankrupt or insolvent, or goes into liquidation, or has a receiving or administration order made against it or carries on business under a receiver, trustee or manager for the benefit of its creditors, or if any act is done or event occurs which (under applicable law) has a similar effect to any of these acts or events.

7.4.

Notwithstanding any other provision of this Agreement, either Party is entitled to terminate this Agreement before the conclusion of its Term in the event the other Party substantially violates the terms of this Agreement and has not ceased this violation and remedied the consequences thereof within 4 (four) weeks from the receipt by the Party in default of a written demand. For clarity sake and without derogating from the above and from Section 7.6 hereinafter, an event in which Austep’s operation of the Plant does not reach the Guaranteed Plant EBIDTA and Austep does not pay the missing amount of the Guaranteed Plant EBITDA shall be considered as substantial violation by Austep.

7.5.

In case of substantial violation, the non-violating Party shall send a notice of such violation to the violating Party. If the violating Party fails to remedy such violation within 30 (thirty) days of the receipt of such notice, the other Party shall have the right to terminate this agreement in a written form to the violating Party any time thereafter.

7.6.

Without derogating from Section 7.4, the SPV is also entitled to terminate this Agreement by written communication with 90 (ninety) days prior notice in the event that the Plant EBITDA for 2 (two) consecutive years has not reached, by more than 10% the Guaranteed Plant EBITDA per each respective year, even though Austep has reimbursed the missing Guaranteed Plant EBITDA.

7.7.

Upon termination of this Agreement, Austep shall furnish the SPV and Purchaser with all information, data and documentation, pertaining to the operation, maintenance, and treatment of the Plant, including - without limitation - any information and data regarding suppliers of substrates and other equipment, and machinery and engine technicians and all agreements related to the AD Plant. In any event of termination and without derogating from any of Austep obligations due under this Agreement, and from any of the remedies available to the SPV, Austep shall make its best efforts to include in every agreement relating to or relevant to the Plant’s operation, a clause of optional assignment to the SPV and will take all necessary actions to assign to the SPV all relevant operational agreements of the Plant. Furthermore, Austep shall assign to the SPV all guarantee certificates related to the SPV.

7.8.

To dispel any doubt, termination of this Agreement prior to the conclusion of its Term, for any cause, shall not derogate from any rights or remedies available to the Parties at law or in equity, or pursuant to this Agreement.

8.

Guarantees

8.1.

Austep hereby irrevocably undertakes and guarantees to fulfill all its obligations, whether now existing or arising hereafter, under this Agreement, including all its Annexes, exhibits, schedules, amendments, modifications, renewals and extensions thereto, as from time to time amended, restated, supplemented or otherwise modified, regardless of the existence of any other security, guarantee or surety given by Austep for fulfillment of its said obligations.

8.2.

Austep undertakes to provide the SPV within 14 (fourteen) days following the date of execution this Agreement with an Advance Loss of Profit Insurance Policy (“ALOP”) in full effect starting from the end of the Initial Period, issued by Synkronos Italia S.r.l. – a Munich RE insurance company – or another primary insurance company, authorized to conduct business in Italy, covering an amount equal to 12 (twelve) months of the Guaranteed Plant EBITDA of the Plant, substantially in line with the text attached hereto as Annex E

8.3.

In addition, Austep hereby guarantees towards the SPV, that in the event of termination of this Agreement, Austep shall supply, either through existing feedstock in storage or through supplier’s contractual commitments, sufficient feedstock to regularly operate the Plant until the next harvest, provided however that the next harvest supply is covered by a written and assignable supply agreement for a period of not less than 6 (six) months (the “Feed Stock Guaranty”).

8.4.

Austep undertakes to procure, at its own expense, the abovementioned ALOP, and to fulfil all the conditions thereof, including without limitation, pay the deductibles; fully and punctually pay the premiums; and arrange for, and ensure that the insurance coverage is in effect according to Austep’s undertakings hereunder and provide the SPV with copies of such insurance being in effect and in case of renewal of such insurance, copies of such renewal will be provided no less than 30 days prior to the expiration of such insurance policy.

8.5.

Austep shall manage the ALOP claims vis-à-vis the insurance company specified above, and shall retain the reimbursement proceeds received for the repair of the damages directly incurred by Austep. The ALOP policy shall contemplate that in the event Austep does not file directly a claim, the SPV is entitled to file it on behalf of Austep.

8.6.

The SPV shall have retention of titles on the ALOP to be procured by Austep with regards to the Plant, or alternatively shall be indicated as the insured / beneficiary of the ALOP in addition to Austep, Bluesphere Italy S.r.l. and the SPV. For the avoidance of doubt and without derogating from Austep’s obligations pursuant to Sections 8.4-8.5above, the SPV shall have the right to trigger the ALOP at its sole discretion.

8.7.

Austep in order to cover the risk of an increase of substrates costs, shall, set aside and deposit the amount as set forth hereinbelow in a special bank account to be opened by Austep dedicated for the purpose of this Section with a primary Italian bank (the “Guaranty Account”). The amounts deposited in the Guaranty Account (the “Guaranty Amounts”) shall constitute a guarantee for the risk of increase of substrates costs and shall be used only with the written consent of the SPV and/or Bluesphere Italy and/or any other subsidiary of Bluesphere as Bluesphere shall instruct (“Bluesphere Entities”). Austep shall cause Bluesphere Entities to be registered as a co-signatory of the Guaranty Account, so that the signature of Bluesphere Entities shall be required for all intents and purposes with respect to the Guaranty Account and/or use of the Guaranty Amounts. Austep shall open the Guaranty Account, with the joint signature powers of the Bluesphere Entities as above indicated simultaneously with the execution of the first Guaranteed Plant EBITDA Agreement. In the event of an aggregate increase in the price of substrate of 10% or more within a 12 (twelve) month period, Bluesphere Entities shall have the right, at their sole discretion, to exercise the guarantee pursuant to this Section. In the event that Bluesphere Entities elect to exercise the guarantee, a sum representing the actual increase in substrate costs shall be released out of the Guaranty Account for the purpose of purchasing substrate for the operations of the SPV over the subsequent 12 (twelve) months period.

8.8.

Beginning on the 19th month following the date of the first invoice submitted by Austep to the SPV, the SPV shall pay into the Guaranty Account each Delayed Amount which becomes due and payable according to the provisions of Section 4.6 above, up to the amount of € 85,000.00 (the “Guaranty Amounts Limit”). Once the Guaranty Amounts Limit has been reached, Delayed Amounts which become due and payable as aforesaid shall be paid directly to Austep. Notwithstanding the above, except as provided in following Section 8.9, in no event shall the Guaranty Amounts together with the aggregate outstanding Delayed Amounts exceed an aggregate value of € 170,000.00 .

8.9.

Upon an exercise of the guarantee, the SPV shall pay into the Guaranty Account each Delayed Amount which becomes due and payable until the Guaranty Amounts Limit has been restored, at which point subsequent Delayed Amounts which become due and payable as aforesaid shall be paid directly to Austep.

8.10.

The Parties undertake to meet every 2 (two) years in order to evaluate if, in light of the market situation, the Guaranty Amount provided for the SPV is sufficient, insufficient or in excess, taking into consideration of the purpose of the guarantee and take the appropriate measures, provided however in the event of no consent between the Parties the above amount and mechanism shall continue to be in force.

8.11.

The Guaranty pursuant Sections, 8.6-8.8 shall survive for a period of 3 years following the termination of this Agreement due to Sections 7.3-7.4 and 7.6, other than if such termination was due to a violation by the SPV under section 7.4 above and in any event, for a period not exceeding 12 (twelve) months after the full Term of this Agreement during which time the Guaranty Account and the Guaranty Amounts will continue to be used to guarantee the price of substrate and no breach or violation by Austep of any of its undertakings and/or representations under this Agreement and/or each Guaranteed Plant EBITDA Agreement, shall in any way derogate from its obligations pursuant to this Section which shall continue to have full force and effect.

9.

The Right to Offset

9.1.

In the event of not reaching the Guaranteed Plant EBIDTA in one of the SPVs controlled by the Purchaser and signed on a similar Plant EBITDA Agreement, Austep agrees that the SPV, upon Bluesphere’s instruction, shall be entitled to make any payment due to Austep under this Agreement to the other said SPV all in accordance with Bluesphere and/or the Purchaser instructions.

For clarity sake, Austep hereby agrees that the SPV shall have the right to make payments on behalf of Austep in favor of any other SPV.

9.2.

In the event such situation materializes, the following procedure shall be followed: Purchaser and/or Bluesphere shall notify the SPV, with copy to Austep, a communication i) indicating the name of the other controlled SPV (the “Other SPV”) who is a final and unchallenged creditor of Austep under a different Guaranteed Plant EBITDA Agreement and the amount of its credit and ii) instructing the SPV to pay all or part of the money due to Austep under this Agreement directly to the Other SPV on behalf of Austep as provided for by article 1269 Italian Civil Code.

10.

Damage to Property and Injury to Persons

10.1.

Damage to the Plant. Austep shall be liable for all losses and expenses in respect of any loss of or damage to the Plant whenever to the extent caused by:

10.1.1.

defective design, material or workmanship of the Contractor, or

10.1.2.

negligence of Austep, its subcontractors or their respective employees and agents.

10.2.

Third Party Claims. Austep shall indemnify the SPV against all third party claims in respect of any loss of or damage to physical property, death or personal injury whenever occurring to the extent:

10.2.

10.2.1.

caused by negligence of Austep, its subcontractors or their respective employees and agents, or

10.2.2.

of Austep’s, its subcontractors’ or their respective employees’ and agents’ liability at law.

10.3.

Accidents. Austep shall be liable for and shall indemnify the SPV against all losses, expenses or claims arising in connection with the death of or injury to any person employed by Austep or its subcontractors, unless caused by any acts or defaults of the SPV or other contractors engaged by the SPV or by their respective employees or agents.

11.

Indemnification

11.1.

Austep (the “Indemnitor”) agrees to indemnify and hold harmless the SPV, Bluesphere and its affiliates and their respective partners, members, officers, directors, managers, employees, agents and representatives (collectively, the “Indemnified Parties”), from and against any loss or expense by reason of physical damage to property or bodily injury, including death, any action, cost, damage, disbursement, expense, liability, loss, deficiency, obligation, including but not limited to, interest or other carrying costs, penalties, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims, that may be imposed on or otherwise incurred or suffered by the Indemnified Parties, excluding any indirect, special, incidental, consequential, punitive damages or lost profits, except to the extent such damages are recovered by third parties in connection with third party claims that are indemnified under this Agreement (“Losses”).

Indemnification for Losses in accordance with Section 11.1 shall be limited to a maximum amount of 5,000,000 Euro per event, with the exception of Losses incurred due to bodily injury, death and with the exception of Losses resulting from malicious and/or willful actions with respect to which no limitation shall apply.

11.2.

Indemnification Procedures

11.2.1.

An Indemnified Party shall promptly notify the Indemnitor of any event or occurrence that may give rise to Losses for which such Indemnified Party (a “Claimant”) may seek recovery from the Indemnitor pursuant to this Section; provided that, if such event or occurrence is a claim or proceeding by a third party (a “Third Party Claim”), a Claimant shall give such notice thereof in writing as soon as practicable, but in no event later than 20 (twenty) days following the receipt of notice of the commencement of any action or proceeding. Each such notice shall describe in reasonable detail the basis of the claim for indemnification and, to the extent received, deliver copies of all related notices and documents (including court filings) concerning such claim. The failure to give notice as required by this Section in respect of a Third Party Claim in a timely fashion shall not result in a waiver of any right hereunder except to the extent that the ability of the Indemnitor to defend against such Third Party Claim is actually prejudiced by the failure of the Claimant to give notice in a timely fashion as required by this Section.

12.

Insurance

12.1.

Austep shall maintain with financially sound and reputable insurers a property All Risks insurance to cover the hazards, liabilities and losses, and specifically:

Direct Damages: Euro 2,400,000 coverage for machinery and equipment and Euro 2,000,000 coverage for buildings;

RCT: Euro 5,000,000 coverage;

RCO: Euro 2,500,000 coverage;

Product Liability: Euro 5,000,000 coverage.

13.

Confidentiality of Information

13.1.

For the duration of this Agreement, and for 5 (five) years following its termination, each Party shall keep all information received from the other Party and marked confidential (hereinafter the “Confidential Information”).

13.2.

The Confidential Information shall not be divulged without both Parties’ written consent given in advance. The Parties may not use the Confidential Information for any purpose other than the purposes set out in this Agreement, except if needed by Blusphere and/or the Purchaser and/or the SPV. This provision will survive the termination of the Agreement or the conclusion of its Term. The Parties shall uphold the confidentiality of, and shall not use other than for the purposes set out in this Agreement, any Confidential Information related to the Plant, including documents, data, technical, business, financial and/or any other written and or oral information regarding the Project which was prepared by any of the Parties, except for:

13.2.1.

when the information becomes part of the public domain (and not as a result of the breach of this Agreement);

13.2.2.

when the information was in the one Party’s possession prior to receiving it form the other Party;

13.2.3.

when the information was received by a third party which is not, to the knowledge of the receiving Party, in breach of an obligation of confidentiality, and is therefore not subject to the limitations of its exposure;

13.2.4.

when the information is requested by any governmental, regulatory, judicial or other such body under applicable legislation, regulations or rules.

13.3.

Each Party shall take reasonable measures to protect Confidential Information.

13.4.

A Party may divulge the Confidential Information to its consultants, technical or commercial consultants, accountants, auditors, counsels, investors, creditors (including the Purchaser Creditors), shareholders, prospective buyers and prospective buyers or investors of the shareholders, bankers and subsidiaries (hereinafter the “Consultants”) to the extent it is necessary for the development of a relevant Plant. A Party transferring Confidential Information to Consultants must inform them of its confidential nature and guarantee their commitment to keeping such information confidential. None of the Parties including their consultants, representatives, sub-contractors or any of their related parties will use or disclose any of the Confidential Information obtained from the other Party during the period of this Agreement for a purpose other than the development of a joint Plant. Such Confidential Information will not be held as confidential if it were proven to be publicly available prior to it being transferred to the Consultants.

14.

Force Majeure

14.1.

Failure of a Party to execute, or delay in a Party’s execution of this Agreement or part thereof, shall not constitute a breach of this Agreement if caused by an Event of Force Majeure.

14.2.

An Event of Force Majeure means events beyond the reasonable control of either Party, which constitutes exceptional and unforeseeable circumstances, as stipulated hereunder and which are the direct cause of:

(i)

material and unavoidable physical damage or destruction to the Plant;

(ii)

delay and/or interruption of the full and regular operation of the Plant for more than 3 (three) consecutive days;

and which, despite the exercise of diligent efforts, such Party was unable to prevent, limit or minimize.

14.3.

Pursuant to all of the above, the following events constitute an Event of Force Majeure, so long as such events are the direct cause of failure to execute or delay in execution, as can be proven, and as stated above (for avoidance of doubt any events which is not specifically set forth as Force Majeure event cannot be deemed as a Force Majeure event: acts of God; acts of public enemies; orders or restraints of any kind of the government of the Italian Republic or any of its departments, agencies, political subdivisions or officials, or any civil or military authority; earthquakes; fires; hurricanes; tornadoes; floods; explosions; partial or entire failure of national utilities. Furthermore the Parties agree that the occurrence of hidden construction fault and/or defects of the Plant which delay or interrupt the regular operation of the Plant and which Austep could not have discovered in its DD review process, shall be considered as an Event of Force Majeure, provided however that such fault and/or defects could not be cured without affecting the Guaranteed EBIDTA.

14.4.

A Party affected by an Event of Force Majeure shall inform the other Party in writing within 3 (three) days of such occurrence, and in addition shall provide supporting documentation and evidence regarding the circumstances which constitute the Event of Force Majeure, specifying why under these circumstances the implementation, or the timely implementation, of a contractual obligation was not possible, and proving that such failure or delay were the direct result of those circumstances.

15.

Waiver - Remedies

15.1.

All remedies specified in this Agreement or otherwise available shall be cumulative and in addition to any other remedy provided hereunder or now or hereafter available at law or in equity. No waiver with respect to any breach or default hereunder, whether or not the other Party received notice thereof, shall be deemed to be a waiver with respect to any subsequent breach or default, whether of similar or different nature; nor shall the failure of a Party to insist upon the performance by the other of any term hereof be deemed a waiver of the rights of the first-mentioned Party with respect thereto.

16.

Assignment

16.1.

The rights and obligations of Austep pursuant to this Agreement shall not be assigned to a third party without the SPV’s written prior consent. The SPV shall not unreasonably withhold its consent.

Assignability of Subcontracts. All of Austep’s operational subcontracts necessary the performance of work under this Agreement, including substrate/feedstock supply agreements, the engine maintenance agreement, shall be assignable to the SPV, in the case of a default by Austep under the Agreement, Purchaser and/or the SPV shall have receive such additional documentation it requires with respect to such assignment. For clarity sake, , Bluesphere Italy S.r.l. and/or the SPV shall be indicated as the insured / beneficiary of the ALOP insurance policy and they shall be entitled, at their sole discretion, to trigger the ALOP insurance by written notice to the insurance company in case of default/termination

17.

Conflict Resolution and Jurisdiction

17.1.

The Parties will attempt to resolve all conflicts and disputes relating to this Agreement by negotiation. Should the Parties be unsuccessful in resolving their dispute within 90 (ninety) days, the dispute shall be brought before an arbitration panel.

17.2.

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce, Paris (ICC) as are presently in force. The number of arbitrators shall be 3 (three). The place of arbitration shall be Lugano (Switzerland). The language to be used in the arbitral proceedings shall be English. The decision of the Arbitrator shall be final and conclusive.

18.

Miscellaneous

18.1.

This Agreement including the Annexes (whether attached to this Agreement on its signing date or added later in accordance with the provisions of this Agreement) hereto constitute the entire and only agreement between the Parties, and no modification of the terms and conditions contained herein shall be binding unless agreed upon in writing and signed by both Parties.

18.2.

In the event of any inconsistency between the FEGA and this Agreement, the provisions of this Agreement shall prevail.

18.3.

Notices. All notices and other communications required or desired to be communicated by one Party to the other shall be in writing and shall be deemed given when sent by email, facsimile, or manual delivery or 10 (ten) days after mailing by registered airmail to the respective addresses set forth below or to such other addresses as may be designated by a written notice to the other Party, provided, however, that any notice of change of address shall be effective only upon receipt:

To Austep:

To SPV:

IN WITNESS HEREOF, the Parties have duly executed this Agreement.

By:	AUSTEP S.p.A.
Name:
Title:	CEO
Company:	Austep S.p.A.
Date:

By:
Name:
Title:
Company:
Date:

LIST OF ANNEXES

Annex A –Principles for EBITDA Calculation

Annex B – Austep DD Report, Guaranteed Plant EBITDA, Initial Expected Plant EBITDA, Agreed Plant Turnover

Annex C – Periodic Maintenance Programme

Annex D – List of SPVs Covered Under Plant EBITDA Guarantee Agreements

Annex E – ALOP